Exhibit 99.1
The Scotts Miracle-Gro Company           NEWS
ScottsMiracle-Gro Announces the Departure of Robert Bernstock as COO;
Chris Nagel to Lead North American Business
New organizational structure has business units reporting to CEO Jim Hagedorn; New Chief Financial Officer to be named within 45 days
MARYSVILLE, Ohio (September 12, 2006) – The Scotts Miracle-Gro Company (NYSE:SMG) today announced that Robert F. Bernstock, president and chief operating officer, has left the organization and that Chris Nagel has been named executive vice president of the North American consumer business, the Company’s largest operating unit.
The Company also announced a new organizational structure in which the operating units will report directly to Jim Hagedorn, chairman and chief executive officer. The Company has eliminated the role of chief operating officer.
Nagel, 44, currently chief financial officer, is an eight-year veteran of ScottsMiracle-Gro and previously was the head of finance in the North America business unit. The Company expects to name a new chief financial officer within 45 days.
“Chris has repeatedly demonstrated the leadership skills that are necessary to ensure the long-term success of our business,” Hagedorn said. “He is a disciplined and valued partner who continually raises the performance bar higher and challenges our thinking in order to make ScottsMiracle-Gro an even better company. Throughout his career, he has proven to be both collaborative and decisive – a management style that is a strong fit with the needs of our North American business.
“Investors who have followed our Company know that Chris is an executive with the highest level of integrity and someone who is direct in expressing his point-of-view. I am confident that these attributes will contribute to his success in this important new role.”
The North American portfolio is composed of the Scotts®, Miracle-Gro®, Ortho® and Roundup® brands. The segment accounted for 68 percent of the Company’s $2.3 billion in sales in fiscal 2005 and an even higher percentage of operating income. Through the third quarter of 2006, which ended July 1, the segment reported a 14 percent improvement in net sales, 8 percent when excluding the impact from acquisitions.
“Our core business has never been healthier and I remain extremely optimistic about our prospects for continued success,” Nagel said. “As the No. 1 player in lawn and garden, we must fully leverage our unique strengths, including our heritage of creativity and innovation, for the long-term benefit of our customers, associates and shareholders.”
The decision to make a leadership change was caused by differing views on long-term strategy and the need to reinvigorate the culture of the North American organization, Hagedorn said. He said the Company is likely to launch a national search for a chief strategy officer.
“Bob was a valuable contributor to ScottsMiracle-Gro and all of us are grateful for the contributions he made to our success,” Hagedorn said. “In my view, however, it is impossible to succeed without alignment on both long-term strategy and culture.
“I am extremely confident in the depth and strength of our team and our collective vision for the future. I have repeatedly stressed to both our associates and shareholders the critical attributes of our high-performance culture. The changes we are announcing today reinforce just how important these traits are to ensure our continued success.”
Hagedorn reiterated that the business remains strong – especially in North America – and that the leadership changes are unrelated to the performance of the business.
“When we look at the overall year, we are very pleased,” Hagedorn, said. “However, while consumer purchases have been strong and our teams continue to work hard on our Fall sales and marketing programs, reaching our full-year earnings guidance is proving to be more challenging than we expected. The costs associated with some of our organizational changes will add to that challenge.
“Our team is working hard to meet the expectations that we set. With double-digit growth in sales and consumer purchases, improved market shares and earnings growth approaching 20 percent, it’s clearly been a good year for ScottsMiracle-Gro. Even if we fall slightly short of our guidance, I’m proud of our results.”
The Company will elaborate further on the changes announced today in pre-recorded comments that can be heard by calling 866-403-7105. Those comments also will be available at http://investor.scotts.com
About ScottsMiracle-Gro:
With more than $2.3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For

additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995:
Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors. Detailed information concerning a number of important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King, Vice President, Corporate Communications & Investor Relations of Scotts Miracle-Gro Company
+1-937-578-5622
Web site: http://www.scotts.com
http://investor.scotts.com